For More Information:

Jim McCubbin, EVP & CFO	Brett Maas or Dave Fore
WidePoint Corporation	Hayden IR
7926 Jones Branch Drive, Suite 520	(646) 536-7331
McLean, VA 22102	brett@haydenir.com
(703) 349-2577
jmccubbin@widepoint.com

WidePoint Corporation Reports Fourth Quarter and Year End 2010 Results

Revenue Growth Of 17.5% In Q4, Driven by CyberSecurity Solutions;
Gross Margin Improves 640 Basis Points to 28.9%

WASHINGTON, March 28, 2010 /PRNewswire-FirstCall/ -- WidePoint Corporation (NYSE Amex: WYY), a specialist in wireless mobility management and cybersecurity solutions, today announced financial results for the three months and full year ending December 31, 2010.

Full Year 2010 Highlights

•	Net revenue for the year ended December 31, 2010 increased 17.3% to $50.8 million from $43.3 million in last year's comparable period.
•	Gross profit increased 39.7% to $13.3 million (26.1% gross margin), compared to $9.5 million (21.9% gross margin) last year.
•	Operating income increased 63.4% to approximately $2.8 million as compared to $1.7 million last year.
•
WidePoint reported its second profitable year, with net income of approximately $6.4 million, or $0.10 per diluted share, which included a $3.6 million income tax benefit as compared to net income of approximately $1.4 million, or $0.02 per diluted share, in the year-ago period,

Fourth Quarter 2010 Highlights

•	Net revenue for the quarter ended December 31, 2010 increased approximately 17.5% to $13.4 million from $11.4 million in last year’s comparable period.
•	Growth was driven by an approximate 93% year-over-year increase in CyberSecurity Solutions segment revenue.
•	Gross profit increased 50.4% to $3.9 million (28.9% gross margin), compared to $2.6 million (22.5% gross margin) on higher margin revenue during the period.
•	Income from operations was approximately $816,000, a 40.7% increase, compared to approximately $580,000 in last year’s comparable period.
•	Net income was approximately $4.6 million, which included a $3.8 million income tax benefit compared to net income of approximately $515,000, in last year’s comparable period.

Steve Komar, CEO, WidePoint commented, “This was a solid conclusion to an outstanding year with our CyberSecurity Solutions segment continuing its strong growth trajectory leading the way with strong year-over-year growth.  The successes we achieved during 2010 and the groundwork we laid should provide us with a platform to witness another record year for WidePoint and its shareholders in 2011.  We are excited about our business prospects in 2011. We see opportunities in all segments of our business, particularly with continued strong growth in our Cybersecurity initiatives. We believe we have built world-class expertise and technology solutions which provide meaningful value for our government and non-government customers, and we expect to fully leverage this to penetrate deeper into our current customer bases and to access new customers, particularly in the commercial space, this year.”

Full-Year 2010 Results

Net revenue for the full year ended December 31, 2010 increased $7.5 million to $50.8 million, up 17.3%, compared to $43.3 million for last year's comparable period. For the full year, gross profit increased 39.7% to $13.3 million, representing 26.1% gross margin; as compared to gross profit of $9.5 million, equating to a 21.9% gross margin realized last year.  This increase was materially attributable to growth in our Cybersecurity Solutions segment and Consulting Services and Products segment, offset by a slight reduction in revenues in our Wireless Mobility Management segment.

Total operating expenses were $10.5 million, or 20.7% of revenue, for the full year ended December 31, 2010 compared to $7.8 million, or 18.0% of revenue, for the year-ago period. WidePoint's operating income was approximately $2.8 million compared to operating income of $1.7 million in the same period last year. Net income was approximately $6.4 million, or $0.10 per diluted share, which included a $3.6 million income tax benefit compared to net income of $1.4 million, or $0.02 per diluted share, in the year ago period.

The Company ended fiscal year 2010 with $6.0 million in working capital an increase of $1.6 million over the year ago period. Shareholders’ equity increased to $22.0 million at December 31, 2010, compared to $14.8 million at December 31, 2009.

Fourth Quarter Financial Results

Net revenue for the three months ended December 31, 2010 increased $2.0 million, or 17.5%, to $13.4 million from $11.4 million in last year's comparable period.

Gross profit for the Quarter increased 50.4% to $3.9 million, representing 28.9% gross margin, compared to $2.6 million (22.5% gross margin) last year. Total operating expenses increased 53.2% to $3.1 million for the quarter ended December 31, 2010 compared to $2.0 million for the year-ago period. WidePoint reported operating income of approximately $816,000 in the fourth quarter as compared to operating income of $580,000 in the year ago period.

Net income was approximately $4.6 million, which included a $3.8 million income tax benefit as compared to net income of approximately $515,000, in the year-ago period.

WidePoint CFO Jim McCubbin commented, “WidePoint made significant strides in expanding both our revenues and profitability in both the fourth quarter and for the year.  With our continued focus and success in growing higher margin services the leverage in our financial model continues to bolster our bottom line growth.”

For 2011, management expects to:

•	Increase consolidated revenues by 15-25%
•	Expand gross margins and operating margins. Management has targeted gross margins in the range of 26- 30% and operating margins in the range of 8-12%
•	Maintain or decrease selling, general and administrative costs as a percent of total revenue
•	Accelerate the growth rate of net income

Conference Call Information

A conference call and live webcast will take place at 4:30 p.m. ET on Monday, March 28, 2011. Anyone interested in participating should call 1-877-941-8602 if calling within the United States or 1-480-629-9809 if calling internationally. There will be a playback available until April 4, 2011. To listen to the playback, please call 1-877-870-5176 if calling within the United States or 1-858-384-5517 if calling internationally. Please use pin number 4426091 for the replay.

The call will also be accompanied live by webcast over the Internet and accessible at http://viavid.net/dce.aspx?sid=0000832D.

About WidePoint

WidePoint is a specialist in providing wireless mobility management and CyberSecurity Solutions utilizing its advanced information technology products and services. WidePoint has several wholly owned subsidiaries holding major government and commercial contracts including, Operational Research Consultants, Inc., iSYS, LLC, Protexx Technology Corporation, Advanced Response Concepts Corporation, and WidePoint IL, Inc. WidePoint enables organizations to deploy fully compliant IT services in accordance with government-mandated regulations and advanced system requirements. For more information, visit http://www.widepoint.com.

Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release may contain forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company's financing plans; (ii) trends affecting the company's financial condition or results of operations; (iii) the company's growth strategy and operating strategy; (iv) the declaration and payment of dividends; and (v) the risk factors disclosed in the Company's periodic reports filed with the SEC. The words "may," "would," "will," "expect," "estimate," "anticipate," "believe," "intend" and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company's ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors including the risk factors disclosed in the company's Forms 10-K and 10-Q filed with the SEC.

-tables follow-

WIDEPOINT CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31,

	2010	2009
Assets
Current assets:
Cash and cash equivalents	$5,816,303	$6,238,788
Accounts receivable, net of allowance of $0 and $52,650, respectively	7,794,913	7,055,525
Unbilled accounts receivable	3,059,665	1,334,455
Prepaid expenses and other assets	473,320	359,563
Current deferred income tax asset	412,801	—
Total current assets	17,557,002	14,988,331
Property and equipment, net	1,241,510	538,811
Goodwill	11,329,917	9,770,647
Other Intangibles, net	1,104,551	1,381,580
Non-current deferred income tax asset, net	3,116,705	—
Other assets	46,455	75,718
Total assets	$34,396,140	$26,755,087
Liabilities and stockholders’ equity
Current liabilities:
Short term note payable	$94,809	$102,074
Accounts payable	7,725,727	7,120,168
Accrued expenses	2,643,613	2,304,995
Income taxes payable	143,450	—
Deferred revenue	294,541	768,504
Current portion of long-term debt	572,943	520,855
Current portion of deferred rent	20,835	54,497
Current portion of capital lease obligation	44,724	112,576
Total current liabilities	11,540,642	10,983,669
Deferred income tax liability	—	313,782
Long-term debt, net of current portion	564,490	604,048
Fair value of earnout liability	153,000	—
Deferred rent, net of current portion	98,702	7,312
Capital lease obligation, net of current portion	22,908	67,632
Total liabilities	12,379,742,	11,976,443
Stockholders’ equity:
Common stock, $0.001 par value; 110,000,000 shares authorized; 62,690,873 and 61,375,333 shares issued and outstanding, respectively	62,691	61,375
Stock warrants	—	24,375
Additional paid-in capital	68,754,353	67,874,394
Accumulated deficit	(46,800,646)	(53,181,500)
Total stockholders’ equity	22,016,398	14,778,644
Total liabilities and stockholders’ equity	$34,396,140	$26,755,087

WIDEPOINT CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

	For the Years Ended December 31,
	2010	2009

Revenues, net	$50,812,776	$43,344,053

Cost of revenues (including depreciation and amortization of $807,603 and 950,947, respectively)	37,548,018	33,845,685

Gross profit	13,264,758	9,498,368

Sales and marketing	1,811,305	1,145,955
General and administrative (including stock compensation expense of $110,398 and $146,782, respectively)	8,447,897	6,456,870
Depreciation expense	201,236	179,413
Income from operations	2,804,320	1,716,130

Other income (expenses):
Interest income	18,440	27,690
Interest expense	(90,052)	(176,424)
Other expense	—	(49)
Total other income (expense)	(71,612)	(148,783)
Net income before provision for income taxes	2,732,708	1,567,347
Income tax (benefit) expense	(5,648,146)	156,891

Net income	$6,380,854	$1,410,456
Basic earnings per share	$0.10	$0.02
Basic weighted-average shares outstanding	61,555,664	59,419,383
Diluted earnings per share	$0.10	$0.02
Diluted weighted-average shares outstanding	62,862,978	60,608,984